Exhibit 4.3

Fourth Supplemental Indenture

between

Reinsurance Group of America, Incorporated

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

Dated as of June 8, 2016

5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056

i

ii

FOURTH SUPPLEMENTAL INDENTURE, dated as of June 8, 2016 (this “Fourth Supplemental Indenture”), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”), having its principal executive office at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), having its corporate trust office at 2 North LaSalle, Suite 1020, Chicago, Illinois 60602, supplementing the Indenture, dated as of August 21, 2012, between the Company and the Trustee (the “Base Indenture” and, together with this Fourth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time by the Company of its debentures, notes, bonds or other evidences of indebtedness (hereinafter generally called the “Debt Securities”) to be issued in one or more series as provided in the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

Pursuant to the terms of this Fourth Supplemental Indenture, the Company desires to provide for the establishment of a new series of Debt Securities to be known as the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056 (the “Debentures”), the form and substance of such Debentures and the terms, provisions and conditions thereof to be as set forth in the Indenture;

Pursuant to Section 3.1 of the Base Indenture, a new series of Debt Securities may at any time be established in or pursuant to a Board Resolution, an Officers’ Certificate or one or more indentures supplemental to the Base Indenture;

The Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture. All requirements necessary to make this Fourth Supplemental Indenture a valid instrument in accordance with its terms (and to make the Debentures, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Debentures, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Fourth Supplemental Indenture;

(b) a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Fourth Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) any reference herein to “interest” shall include any Additional Interest; and

(g) the following terms have the following meanings:

“6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042” means the Company’s 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042 issued pursuant to the Indenture, dated as of August 21, 2012, between the Company and the Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of August 21, 2012, between the Company and the Trustee.

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made on the applicable Interest Payment Date.

“Base Indenture” has the meaning set forth in the Recitals.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, (iii) a day on which the Corporate Trust Office of the Trustee is closed for business or (iv) on or after June 15, 2026, a day that is not a London Banking Day.

“Calculation Agent” means, with respect to the Debentures, The Bank of New York Mellon Trust Company, N.A., or any other successor, acting as calculation agent in respect of the Debentures.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Recitals.

“Debentures” has the meaning set forth in the Recitals.

“Debt Securities” has the meaning set forth in the Recitals.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects or is deemed to elect to defer interest pursuant to Section 2.7 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including Additional Interest) and all other accrued interest on the Debentures.

“Event of Default” has the meaning set forth in Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Rate Interest Period” means the period beginning on and including June 8, 2016 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date, until but excluding June 15, 2026.

“Floating Rate” has the meaning set forth in Section 2.6(a).

“Floating Rate Interest Period” means the period beginning on and including June 15, 2026 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date (until but excluding the Maturity Date), unless the Debentures shall be redeemed or repaid earlier.

“Fourth Supplemental Indenture” has the meaning set forth in the Recitals.

“Global Debenture” has the meaning set forth in Section 2.5(a).

“Holder” means a Person in whose name a Debenture is registered.

“Indenture” has the meaning set forth in the Recitals.

“Interest Payment Date” has the meaning set forth in Section 2.6(b).

“Interest Period” means a Fixed Rate Interest Period or a Floating Rate Interest Period, as the case may be.

“LIBOR Determination Date” means, with respect to any Floating Rate Interest Period, the second London Banking Day immediately preceding the first day of such Floating Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Make-Whole Redemption Amount” means, with respect to the principal amount of any Debentures to be redeemed, the sum, as determined by the Treasury Dealer, of the present value of (i) the outstanding principal (discounted from June 15, 2026 to but excluding the Redemption Date) and (ii) the remaining scheduled payments of interest that would have been payable from the Redemption Date to and including June 15, 2026 (discounted from their respective Interest Payment Dates to but excluding the Redemption Dates) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the Redemption Date), (computed on the basis of a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 50 basis points.

“Maturity Date” has the meaning set forth in Section 2.2.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Parity Securities” shall have the meaning set forth in Section 4.1(b).

“Rating Agency Event” means an amendment, clarification, or change by any NRSRO in its criteria for awarding equity credit to securities such as the Debentures, which amendment, clarification, or change results in (i) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that NRSRO as compared to the length of time they would have been assigned that level of equity credit by such NRSRO or its predecessor on the date hereof or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that NRSRO as compared to the equity credit that such NRSRO or its predecessor assigned to the Debentures on the date hereof.

“Recitals” means the Recitals of the Company set forth in this Fourth Supplemental Indenture.

“Regular Record Date” means, with respect to an Interest Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, next preceding such Interest Payment Date, in each case whether or not a Business Day.

“Regulatory Capital Event” means that the Company becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in its sole discretion.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

(i) amendment to, or change in (including any promulgation, enactment, execution or modification of), the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(ii) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, governmental agency or regulatory authority; or

(iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Three-Month LIBOR” means, with respect to any Floating Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of such bank’s rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m., New York City time, on the first day of that Floating Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating Rate Interest Period or, in the case of the Floating Rate Interest Period beginning on June 15, 2026, 0.6813%. The establishment of Three-Month LIBOR for each Floating Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Trading Day” means a day on which the Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which the Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which the Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means one of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or their respective successors), as selected by the Company, or, if each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or their respective successors) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Amount or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for such purposes.

“Treasury Price” means, with respect to a Redemption Date of the Debentures, the bid-side price for the Treasury Security as of the third Trading Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by The Wall Street Journal (or its successor or, in its absence, any recognized daily national publication) on that Trading Day and designated “Treasury Bonds, Notes and Bills,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then “Treasury Price” will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date of the Debentures, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price thereof (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding such Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trustee” has the meaning set forth in the Recitals.

“Variable Rate Junior Subordinated Debentures due 2065” means the Company’s 6.75% Junior Subordinated Debentures due 2065 issued pursuant to the Junior Subordinated Indenture, dated as of December 18, 2001, between the Company and the Trustee (as successor trustee to The Bank of New York), as supplemented and amended by the Second Supplemental Junior Subordinated Indenture, dated as of December 8, 2005, between the Company and the Trustee (as successor trustee to The Bank of New York).

ARTICLE II

TERMS AND CONDITIONS OF THE DEBENTURES

Pursuant to Section 3.1 of the Base Indenture, the Debentures are hereby established with the following terms and other provisions:

Section 2.1 Designation and Principal Amount

(a) There is hereby authorized a series of Debt Securities designated the “5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056,” initially in the aggregate principal amount at maturity of Four Hundred Million Dollars ($400,000,000).

(b) Without the consent of the Holders of the Debentures, the Company may, from time to time, create and issue additional Debentures pursuant to the Indenture having the same terms and conditions as the Debentures in all respects, except for any difference in the issue date, the issue price and, if applicable, the initial interest accrual date and the first payment of interest thereon. Such additional Debentures issued after the date hereof will form a single series with all outstanding Debentures issued under this Fourth Supplemental Indenture, unless such additional Debentures will not be treated as fungible with such outstanding Debentures for U.S. federal income tax purposes. Any additional Debentures issued under the Indenture will rank equally and ratably in right of payment with all outstanding Debentures issued under this Fourth Supplemental Indenture.

Section 2.2 Issue Date; Maturity Date

Subject to Section 2.1(b), the Debentures shall initially be issued as of the date hereof; the Stated Maturity of the Debentures shall be June 15, 2056 or if such date is not a Business Day, the next Business Day (the “Maturity Date”).

Section 2.3 Percentage of Principal Amount

Subject to Section 2.1(b), the Debentures will initially be issued at 100% of the principal amount.

Section 2.4 Place of Payment and Surrender for Registration of Transfer

(a) Payment of principal of (and premium, if any) and interest on Debentures shall be made, the transfer of Debentures will be registrable, and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee.

(b) Payment of principal of (and premium, if any) and interest on Debentures issued in physical form shall be made, the transfer of Debentures will be registrable, and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of principal of (and premium, if any) and interest on Debentures issued as Global Debentures shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. At the Company’s option, interest on Debentures issued in physical form may be payable by (i) a U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of a principal amount of Securities in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

Section 2.5 Registered Securities; Form; Denominations; Depositary

(a) Subject to Section 2.1(b), the Debentures shall be issued in fully registered form, without coupons, as registered Debt Securities and shall initially be issued in the form of one or more permanent Global Notes (the “Global Debentures”), and with the legends contained in, the form of Exhibit A hereto.

(b) The Debentures shall not be issuable in bearer form. The terms and provisions contained in the form of Debenture shall constitute, and are hereby expressly made, a part of the Indenture and to the extent applicable, the Company, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The denominations in which the Debentures shall be issuable is a minimum of $25 principal amount and integral multiples of $25 in excess thereof.

(d) Initially, the Depositary for the Debentures will be The Depository Trust Company. The Global Debentures will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Trustee.

Section 2.6 Rate of Interest; Interest Payment Date

(a) The Debentures shall bear interest from and including June 8, 2016 to but excluding June 15, 2026, or earlier Redemption Date of the Debentures, at the rate of 5.75% per annum, payable as set forth in clause (b) below computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing on and including June 15, 2026, to but excluding the Maturity Date unless redeemed or repaid earlier, the Debentures shall bear interest at a floating annual rate, reset quarterly on the first day of each Floating Rate Interest Period by the Calculation Agent, equal to the sum of Three-Month LIBOR, determined for each Floating Rate Interest Period as set forth herein, plus 4.04%; provided that any such sum shall not be less than zero (the “Floating Rate”), payable as set forth in clause (b) below. The amount of Floating Rate interest payable on the Debentures for any Floating Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year. Interest scheduled for payment but not paid upon any Interest Payment Date, including interest not required to be paid due to deferral under the terms of this Fourth Supplemental Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate per annum then applicable to the Debentures.

(b) Subject to the other provisions hereof (including Section 2.1(b)), interest on the Debentures shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2016; provided that (i) if a scheduled Interest Payment Date with respect to a Fixed Rate Interest Period is not a Business Day, interest payable on such Interest Payment Date shall be paid on the next succeeding day that is a Business Day, and no interest will accrue as a result of any such postponement, and (ii) if a scheduled Interest Payment Date with respect to a Floating Rate Interest Period is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day, and interest will continue to accrue during such postponement (each such date, an “Interest Payment Date”), to Holders of record at the close of business on the preceding Regular Record Date (whether or not a Business Day). Interest will accrue from and including the last Interest Payment Date in respect of which interest has been paid or duly provided for to but excluding the following Interest Payment Date.

Section 2.7 Interest Deferral

(a) The Company shall have the option to defer interest payments on the Debentures as follows:

(i) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right on one or more occasions, in the Company’s sole discretion, to defer the payment of interest on the Debentures for one or more Interest Periods up to five consecutive years, without giving rise to an Event of Default, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date of the Debentures or other redemption in full of the Debentures. Whether or not notice pursuant to Section 2.7(c) is given, if the Company shall fail to pay interest on the Debentures on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) on the Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.7.

(ii) During a Deferral Period, interest (including Additional Interest) will continue to accrue on the Debentures at the then applicable interest rate, compounded quarterly, as of each Interest Payment Date to the extent permitted by applicable law. No interest otherwise due during a Deferral Period will be due and payable on the Debentures until the end of the Deferral Period except upon an acceleration or redemption of the Debentures during such Deferral Period.

(iii) At the end of five years following the commencement of a Deferral Period, the Company must pay all accrued and unpaid deferred interest, including compounded interest, and the Company’s failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such five-year period will result in an Event of Default giving rise to a right of acceleration pursuant to Section 2.10 hereof.

(iv) The Company shall pay all deferred interest, including Additional Interest, in accordance with the provisions of Section 3.7 of the Base Indenture applicable to Defaulted Interest.

(b) On the Maturity Date or if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded, the Company shall pay all accrued and unpaid interest, including deferred interest (including Additional Interest), from any available funds. On any Interest Payment Date the Company may pay any accrued and unpaid interest from any available funds.

(c) The Company shall provide written notice to the Trustee and the Holders of the Debentures of its election to commence or continue any Deferral Period at least one Business Day and not more than sixty Business Days prior to the applicable Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid or in the case of Global Debentures, by transmission to The Depository Trust Company. Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with this Section 2.7(c) of its election to commence or continue any Deferral Period, including any deemed election as provided in Section 2.7(a)(i), shall not affect the validity of such deferral hereunder and shall not constitute an Event of Default.

Section 2.8 Optional Redemption

(a) The Debentures shall be redeemable in accordance with Article XII of the Base Indenture, except to the extent otherwise provided in this Fourth Supplemental Indenture:

(i) in whole at any time or in part from time to time on or after June 15, 2026;

(ii) in whole, but not in part, at any time prior to June 15, 2026, within 90 days after the occurrence of a Rating Agency Event; or

(iii) in whole, but not in part, at any time prior to June 15, 2026, within 90 days after the occurrence of a Tax Event or Regulatory Capital Event;

provided that no partial redemption pursuant to Section 2.8(a)(i) shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (including Additional Interest), shall have been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Debentures, provided that the Debentures shall be subject to partial redemption only in the amount of $25 and integral multiples of $25 in excess thereof and so long as the Debentures are in the form of Global Debentures, if less than all of the Debentures are to be redeemed, the particular Debentures to be redeemed will be determined by the Depositary in accordance with its applicable procedures. If the Company gives a notice of redemption in respect of any Debentures, then prior to the Redemption Date, the Company will:

(i) irrevocably deposit with the Trustee or a Paying Agent for the Debentures funds sufficient to pay the applicable Redemption Price of, and (except if the Redemption Date is an Interest Payment Date) accrued interest on, the Debentures to be redeemed; and

(ii) give the Trustee or such Paying Agent, as applicable, irrevocable instructions and authority to pay the Redemption Price to the Holders of the Debentures upon surrender of the Global Debenture or such other certificates as the Company may have issued evidencing the Debentures.

(c) Notwithstanding the above, interest payable on or prior to the Redemption Date for any Debentures called for redemption will be payable to the Holders of the Debentures on the relevant Regular Record Dates for the related Interest Payment Dates. Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the Holders of the Debentures so called for redemption will cease, except the right of the Holders of the Debentures to receive the Redemption Price and any interest payable in respect of the Debentures on or prior to the Redemption Date and the Debentures will cease to be Outstanding.

(d) The Redemption Price will be equal to:

(i) in the case of any redemption pursuant to Section 2.8(a)(i), 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date;

(ii) in the case of any redemption pursuant to Section 2.8(a)(ii), the greater of (A) 100% of the principal amount of the Debentures being redeemed and (B) the Make-Whole Redemption Amount, in each case, plus accrued and unpaid interest to but excluding the Redemption Date; or

(iii) in the case of any redemption pursuant to Section 2.8(a)(iii), 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

(e) The Company shall give the Trustee prompt notice of the determination of any Redemption Price provided for in Section 2.8(d)(ii) and the Trustee shall have no responsibility for determining such Redemption Price.

Section 2.9 No Sinking Fund

The Debentures shall not be subject to a sinking fund provision. The provisions contained in Article XIII of the Base Indenture shall not apply to the Debentures.

Section 2.10 Events of Default

Solely for purposes of the Debentures, Section 5.1 of the Base Indenture shall be deleted and replaced by the following:

Section 5.1. Events of Default.

“Event of Default” wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of interest in full, including Additional Interest, on any Debenture for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period or on the Maturity Date;

(2) failure to pay principal of or premium, if any, on any Debenture on the Maturity Date or upon redemption;

(3) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(4) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The Events of Default set forth in this Section 2.10 are expressly being included solely to be applicable to the Debentures specified in this Fourth Supplemental Indenture.

If an Event of Default under the Indenture arising from a default in the payment of interest, principal or premium has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately, pursuant to Section 5.2 of the Base Indenture. If an Event of Default under the Indenture arising from an Event of Default set forth in clause (3) or (4) of the definition of Event of Default above has occurred, the principal of and accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the Trustee or any Holder of Debentures, become immediately due and payable. In case of any default that is not an Event of Default, there is no right to declare the principal amount of and accrued but unpaid interest on the Debentures immediately payable.

Section 2.11 Paying Agent; Security Registrar

Initially, the Trustee shall act as Paying Agent and Security Registrar. If the Debentures are issued in definitive form, the Corporate Trust Office shall be the office or agency of the Paying Agent and the Security Registrar for the Debentures.

Section 2.12 Defeasance

The defeasance provisions of Article XIV of the Base Indenture shall apply to the Debentures.

Section 2.13 No Conversion

The Debentures will not be convertible into shares of Common Stock or any other security. The provisions contained in Article XV of the Base Indenture shall not apply to the Debentures.

Section 2.14 CUSIP Numbers

The Company in issuing the Debentures may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Debentures, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.15 Definitive Form of Debentures

The Debentures will be issued in definitive form only under the limited circumstances set forth in Section 3.4 of the Base Indenture.

Section 2.16 Company Reports

The provisions of Section 7.4 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act, shall apply to the Debentures.

ARTICLE III

SUBORDINATION

Section 3.1 Agreement to Subordinate

The Company agrees, and each Holder by accepting any Debentures agrees, that the indebtedness evidenced by the Debentures is subordinated in right of payment, to the extent and in the manner provided in this Article III, to the prior payment in full of all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon.

Section 3.2 Certain Definitions

The following definitions shall apply to this Article:

“Senior Indebtedness” means the principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date hereof (i) all of the Company’s obligations for money borrowed (other than obligations relating to the Debentures and obligations relating to the 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042 and the Variable Rate Junior Subordinated Debentures due 2065); (ii) all of the Company’s obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations relating to the Debentures and obligations relating to the 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042 and the Variable Rate Junior Subordinated Debentures due 2065), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by the Company to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for the Company, in connection with the issuance of securities by such vehicles; (iii) all of the Company’s obligations under leases required or permitted to be capitalized under generally accepted accounting principles; (iv) all of the Company’s reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (v) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its Subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (including trade accounts payable or accrued liabilities arising in the ordinary course of business); (vi) all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company; (vii) all obligations of the types referred to in the preceding clauses of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; (viii) all compensation, reimbursement and indemnification obligations of the Company to the Trustee pursuant to the Indenture; and (ix) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness. Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of this Article III irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (a) any indebtedness that by its terms expressly provides that it is subordinated, or not senior in right of payment to the Debentures, (b) any indebtedness that by its terms expressly provides that it will rank equal in right of payment with the Debentures, (c) obligations of the Company owed to its Subsidiaries, (d) the 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042, which 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042 will rank equal in right of payment with the Debentures or (e) the Variable Rate Junior Subordinated Debentures due 2065, which Variable Rate Junior Subordinated Debentures due 2065 will be subordinated to the Debentures, subject, in any such case, to Section 2.7 and Section 4.1 hereof.

Section 3.3 Liquidation; Dissolution; Bankruptcy; Etc.

In the event of:

(1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

(2) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(3)	any assignment by the Company for the benefit of creditors; or

(4) any other marshalling of the assets of the Company,

all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Debentures. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Fourth Supplemental Indenture with respect to the indebtedness evidenced by the Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the provisions of this Article III) be payable or deliverable in respect of the Debentures (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Debentures) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full.

Section 3.4 Default on Senior Indebtedness

If (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Debentures cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Debentures or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Debentures.

Section 3.5 When Distribution Must Be Paid Over

If a distribution is made to the Trustee or any Holder at a time when a Responsible Officer of the Trustee or such Holder has actual knowledge that because of this Article III such distribution should not have been made to it, the Trustee or such Holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to the holders of Senior Indebtedness, or their agents or representatives or trustee under the Indenture, as their interests may appear, or transfer the payments or distributions to the receiver, bankruptcy or liquidating trustee or other person distributing the Company’s assets for application to or payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article III, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other person money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article III, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 3.6 Notice By Company

The Company shall promptly notify in writing the Trustee and any Paying Agent of any facts known to the Company that would cause a payment with respect to the Debentures to violate this Article III, but failure to give such notice shall not affect the subordination of the Debentures to the Senior Indebtedness provided in this Article III.

Section 3.7 Subrogation

Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. After all Senior Indebtedness is paid in full and until the Debentures are paid in full, Holders shall be subrogated (equally and ratably with all other indebtedness as to which the right to receive payment is pari passu with the Debentures) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any Holder of Debentures, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and the Holders of Debentures, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Debentures.

If such events of bankruptcy, insolvency or receivership occur, after the Company has paid in full all amounts owed on Senior Indebtedness, the Holders of Debentures together with the holders of any of the Company’s other obligations that rank equally with the Debentures will be entitled to receive from the Company’s remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations before the Company shall make any payment or other distribution on account of any of the Company’s capital stock or obligations ranking junior to the Debentures.

Section 3.8 Relative Rights

This Article III defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall:

(1) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Debentures in accordance with their terms;

(2) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

(3) prevent the Trustee or any Holder from exercising its available remedies upon a default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article III to pay principal of or interest on Debentures on the due date, the failure is still a default or Event of Default.

Section 3.9 Subordination May Not Be Impaired By Company

No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the Debentures by any act or failure to act on the part of the Company.

Section 3.10 Distribution

Upon any payment or distribution of assets of the Company referred to in this Article III, the Trustee and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III.

Section 3.11 Rights of Trustee and Paying Agent

Notwithstanding the provisions of this Article III or any other provision of this Indenture, neither the Trustee nor any Paying Agent shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to or by the Trustee or such Paying Agent in respect of the Debentures, or the taking of any action by the Trustee or such Paying Agent, and the Trustee or such Paying Agent may continue to make payments on the Debentures unless, in the case of the Trustee, and in the case of such Paying Agent as long as the Trustee is such Paying Agent, a Responsible Officer shall have received at the Corporate Trust Office of the Trustee, and in the case of a Paying Agent other than the Trustee, it shall have received, in each case at least two Business Days prior to the date of such payment, written notice of facts from the Company or a holder of Senior Indebtedness that would cause any such payment with respect to the Debentures to violate this Article III and, prior to the receipt of any such written notice, the Trustee or the Paying Agent, as the case may be, shall be entitled in all respects to assume that no such facts exist. The Trustee or any Paying Agent, as applicable, shall promptly provide a copy of such notice to the Holders. Nothing in this Article III shall limit the right of the holders of Senior Indebtedness to recover payments as contemplated elsewhere in this Article III or impair the claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee subject to Trust Indenture Act Sections 310(b) and 311. Any Paying Agent may do the same.

Subject to the provisions of Section 6.1 of the Base Indenture, the Trustee or the Paying Agent, as the case may be, shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or agent on behalf of any such holder). In the event that the Trustee or the Paying Agent determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article III, the Trustee or the Paying Agent may request such person to furnish evidence to the reasonable satisfaction of the Trustee or the Paying Agent as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article III, and if such evidence is not furnished, the Trustee or the Paying Agent may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

Section 3.12 Authorization to Effect Subordination

Each Holder of Debentures by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article III, and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE IV

COVENANTS

Article XI of the Base Indenture is hereby supplemented by the following additional covenant of the Company:

Section 4.1 Dividend and Other Payment Stoppages

After the commencement of a Deferral Period until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company other than:

(i) any purchase, redemption or other acquisition of shares of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy or acquire Common Stock entered into prior to the beginning of such Deferral Period, including under a contractually binding stock repurchase plan;

(iii) as a result of any reclassification of any class or series of the Company’s capital stock, or the exchange, redemption or conversion of any class or series of the Company’s capital stock, or any capital stock of one of its Subsidiaries, for any class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;

(iv) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

(v) acquisitions of the Company’s Common Stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(vi) dividends or distributions payable solely in the Company’s capital stock, or rights to acquire Common Stock, or repurchases or redemptions of Common Stock made solely from the issuance or exchange of Common Stock; or

(vii) the distribution, declaration, redemption or repurchase of rights in accordance with any shareholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(b) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities or guarantees that rank equally with the Debentures (“Parity Securities”) or junior to the Debentures other than (i) any payment on Parity Securities necessary to avoid breach of the instrument governing such Parity Securities; or (ii) any payment, repurchase or redemption in respect of Parity Securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Securities, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand.

For the avoidance of doubt, no terms of the Debentures will restrict in any manner the ability of any of the Company’s Subsidiaries to pay dividends or make any distributions to the Company or to any of the Company’s other Subsidiaries.

ARTICLE V

ORIGINAL ISSUE DISCOUNT

Section 5.1 Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) by January 31 of the following calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Debentures as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Ratification, Extension and Renewal of Indenture

The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is ratified, confirmed, extended and renewed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. If any provision of this Fourth Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Fourth Supplemental Indenture shall control. This Fourth Supplemental Indenture shall only apply to the Debentures and shall not apply to any other Debt Securities of any other series issued under the Base Indenture (unless otherwise specified pursuant to Section 3.1 of the Base Indenture for Debt Securities of any such series).

Section 6.2 Trustee Not Responsible for Recitals

The Recitals are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture or the Debentures. The Trustee shall not be accountable for the use or application by the Company of the Debentures or the proceeds thereof.

Section 6.3 Tax Treatment

The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any Person acquiring a beneficial interest in a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

Section 6.4 Governing Law

This Fourth Supplemental Indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.5 Severability

In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Debentures, but this Fourth Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 6.6 Counterparts

This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 6.7 Successors and Assigns

All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 6.8 FATCA Withholding

In order to comply with the applicable reporting requirements of FATCA, the Company agrees (i) to provide to the Trustee tax information about holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Company, so that the Trustee can determine whether it has tax-related obligations under FATCA and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Debentures to the extent necessary to comply with FATCA. For the purposes of this Section 6.8, “FATCA” shall include any amendments made to FATCA after the date of this Fourth Supplemental Indenture.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Brian W. Haynes
Brian W. Haynes Senior Vice President and Corporate Treasurer

Attest:

/s/ William L. Hutton
William L. Hutton Executive Vice President, General Counsel and Secretary

Seal

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch Title: Vice President

Fourth Supplemental Indenture

EXHIBIT A

FORM OF DEBENTURE

[FACE OF DEBENTURE]

[THIS DEBENTURE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE FORM. UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO REINSURANCE GROUP OF AMERICA, INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

REINSURANCE GROUP OF AMERICA, INCORPORATED

5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056

Certificate No.: R- CUSIP No.: 759351 802	$

This Debenture is one of a duly authorized series of Debt Securities of REINSURANCE GROUP OF AMERICA, INCORPORATED (the “Debentures”), all issued under and pursuant to an Indenture, dated as of August 21, 2012, duly executed and delivered by REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of June 8, 2016, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby

*	Insert if Debentures are in global form.

made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

The Company, for value received, hereby promises to pay to [Cede & Co.]*, or registered assigns, the principal sum of                  ($                ) [(as increased or decreased on the attached Schedule of Increases and Decreases)]* on June 15, 2056 or if such date is not a Business Day, the following Business Day (the “Maturity Date”).

The Company further promises to pay interest on said principal sum from and including their date of issue to but excluding June 15, 2026, or earlier Redemption Date of the Debentures, at the rate of 5.75% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months); payable as provided in the Indenture. Commencing on and including June 15, 2026, to but excluding the Maturity Date unless redeemed or repaid earlier, the Company promises to pay interest at a floating annual rate, reset quarterly on the first day of each Floating Rate Interest Period (as defined in the Indenture) by the Calculation Agent, equal to the sum of Three-Month LIBOR, determined for each Floating Rate Interest Period as set forth in the Indenture, plus 4.04%; provided that any such sum shall not be less than zero (the “Floating Rate”); payable as provided in the Indenture. The amount of Floating Rate interest payable on the Debentures for any Floating Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year. Interest scheduled for payment but not paid upon any Interest Payment Date, including interest not required to be paid due to deferral under the terms of the Fourth Supplemental Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate per annum then applicable to the Debentures.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2016; provided that (i) if a scheduled Interest Payment Date with respect to a Fixed Rate Interest Period is not a Business Day, interest payable on such Interest Payment Date shall be paid on the next succeeding day that is a Business Day, and no interest will accrue as a result of any such postponement, and (ii) if a scheduled Interest Payment Date with respect to a Floating Rate Interest Period is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day, and interest will continue to accrue during such postponement (each such date, an “Interest Payment Date”), to Holders of record at the close of business on the preceding Regular Record Date (whether or not a Business Day). Interest will accrue from and including the last Interest Payment Date in respect of which interest has been paid or duly provided for to but excluding the following Interest Payment Date.

*	Insert if Debentures are in global form.

As provided in the Indenture, so long as no Event of Default has occurred and is continuing, the Company shall have the right on one or more occasions, in the Company’s sole discretion, to defer the payment of interest for one or more Interest Periods up to five consecutive years, without giving rise to an Event of Default, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date hereof or other redemption in full hereof. Whether or not notice pursuant to the Indenture is given, if the Company shall fail to pay interest hereon on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) hereon, the Company shall have the right to elect to begin a new Deferral Period as provided in the Indenture.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:
Brian W. Haynes Senior Vice President and Corporate Treasurer

Attest:

William L. Hutton Executive Vice President, General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056 issued under the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: June 8, 2016

[REVERSE OF DEBENTURE]

REINSURANCE GROUP OF AMERICA, INCORPORATED

5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056

To the extent that any rights or other provisions of this Debenture differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

Subject to Section 2.6 and 2.7 of the Fourth Supplemental Indenture, dated as of June 8, 2016, between Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Fourth Supplemental Indenture”), the Company promises to pay interest on the principal amount of the Debenture from and including June 8, 2016, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for (subject to the Company’s right to defer payment of interest as set forth herein and in the Indenture), quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2016 and ending on and including June 15, 2026, at the rate of 5.75% per annum, on the basis of a 360-day year consisting of twelve 30-day months, and thereafter to pay interest on said outstanding principal sum quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2026, at a floating annual rate equal to the sum of Three-Month LIBOR plus 4.04% (provided that any such sum shall not be less than zero), computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year, until the principal hereof is paid or duly provided for or made available for payment. Subject to Section 2.6 and 2.7 of the Fourth Supplemental Indenture, interest scheduled for payment but not paid upon any Interest Payment Date, including interest not required to be paid due to the Company having exercised its right to defer payment of interest set forth herein and in the Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate then applicable to this Security, as provided in the Indenture.

2.	Ranking.

The indebtedness evidenced by this Debenture is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to such subordination provisions of the Indenture. Each Holder of this Security by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each Holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

3.	Method of Payment.

Interest on any Debenture which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for the payment of such interest. In the event that any date on which interest is payable on the Debentures with respect to a Fixed Rate Interest Period is not a Business Day, interest payable on such Interest Payment Date shall be paid on the next succeeding day that is a Business Day, and no interest will accrue as a result of any such postponement, and if a scheduled Interest Payment Date with respect to a Floating Rate Interest Period is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day, and interest will continue to accrue during such postponement.

4.	Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

5.	Indenture.

This Debenture is one of a duly authorized series of the 5.75% Fixed-To-Floating Rate Subordinated Debentures due 2056 (the “Debentures”) of the Company, and issued under an Indenture, dated as of August 21, 2012 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture (the Fourth Supplemental Indenture together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of this Debenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). This Debenture is subject to all such terms, and by acceptance hereof, Holders agree to be bound by all of such terms, as the same may be amended from time to time. Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated. This Debenture is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000.

6.	Optional Right of Redemption.

(a) This Debenture shall be redeemable at the option of the Company in accordance with the terms of the Indenture. In particular, this Debenture is redeemable:

(i) in whole at any time or in part from time to time on or after June 15, 2026;

(ii) in whole, but not in part, at any time prior to June 15, 2026, within 90 days after the occurrence of a Rating Agency Event; or

(iii) in whole, but not in part, at any time prior to June 15, 2026, within 90 days after the occurrence of a Tax Event or Regulatory Capital Event;

in each case at the redemption prices set forth in Section 2.8(d) of the Fourth Supplemental Indenture; provided that no partial redemption pursuant to Section 2.8(a)(i) of the Fourth Supplemental Indenture shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (including Additional Interest), shall have been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Debentures, provided that the Debentures shall be subject to partial redemption only in the amount of $25 and integral multiples of $25 in excess thereof.

(c) Pursuant to Article XII of the Base Indenture, notice of any redemption will be given at least 30 days but not more than 60 days before the date of redemption to each Holder of the Debentures to be redeemed.

7.	No Sinking Fund.

The Debentures will not be subject to a sinking fund provision.

8.	Defaults and Remedies.

The Indenture provides that an Event of Default with respect to the Debentures occurs upon the occurrence of specified events. If an Event of Default shall occur and be continuing, the principal of all of the Debentures may become or be declared due and payable, in the manner, with the effect provided in the Indenture.

9.	Amendment; Supplement; Waiver.

The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article X of the Base Indenture.

10.	Restrictive Covenants.

The Indenture imposes certain limitations on the Company after the commencement of a Deferral Period until the Company has paid all accrued and unpaid interest on the Debentures. The limitations are subject to a number of important qualifications and exceptions.

11.	Denomination; Transfer; Exchange.

The Debentures of this series are issuable only in registered form without coupons in denominations of $25 and integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount at maturity of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

12.	Persons Deemed Owners.

The registered Holder of this Debenture shall be treated as its owner for all purposes.

13.	Tax Treatment.

The Company agrees, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

14.	Defeasance.

Subject to certain conditions contained in the Indenture, at any time some or all of the Company’s obligations under the Debentures and the Indenture may be discharged if the Company deposits with the Trustee money and/or U.S. Government Obligations sufficient to pay the principal of and interest on the Debentures to Stated Maturity.

15.	No Recourse Against Others.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or any part hereof or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company (or any incorporator, shareholder, officer or director of any predecessor or successor corporation), either directly or through the Company (or of any predecessor or successor corporation), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released; provided, however, that nothing herein shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or subscriber to capital stock upon or in respect of the shares of capital stock not fully paid.

16.	CUSIP Numbers.

The Company may cause CUSIP numbers to be printed on the Debentures as a convenience to Holders. No representation is made as to the accuracy of such numbers, and reliance may be placed only on the other identification numbers printed hereon.

17.	Authentication.

This Debenture shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Debenture.

18.	Governing Law.

The Indenture and this Debenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL DEBENTURE*

The initial aggregate principal amount of the Debentures is $                . The following increases or decreases in this Global Debenture have been made:

Date of Exchange	Amount of decrease in Principal Amount of Debentures evidenced by this Global Debenture	Amount of increase in Principal Amount of Debentures evidenced by this Global Debenture	Principal Amount of Debentures evidenced by this Global Debenture following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

*	Insert if Debentures are in global form.